Exhibit 10(GG)

                   CONSULTING AND NONCOMPETITION AGREEMENT


THIS CONSULTING AND NONCOMPETITION AGREEMENT (the "Agreement") is executed by and between FNB Corporation, a Virginia corporation and bank holding Corporation headquartered in Christiansburg, Virginia (the "Corporation"), and Daniel A. Becker, who resides at 155 Robin Road, Christiansburg, Virginia 24073 (the "Consultant") and is to be effective as hereinafter set forth. The parties agree to the following:

                                 WITNESSETH:

WHEREAS, the Consultant has served as a full-time Executive Officer of FNB Corporation, most recently holding the position of Executive Vice-President of FNB Corporation; and

WHEREAS, the Corporation wishes to hire the Consultant as an independent contractor to provide the consulting services hereinafter set forth and to perform other special projects for the benefit of the Corporation, all on an as-needed basis, starting on the day following his retirement from FNB Corporation; and

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises set forth in this Agreement, and other good and valuable consideration, the Consultant and Corporation agree as follows:

1. Engagement and Retention. The Corporation hereby engages and retains the services of the Consultant as an independent contractor to provide consulting assistance on the duties outlined in this Agreement. The Consultant accepts his engagement and retention on these terms.

2. Term. The term of this Agreement shall begin the day following Consultants retirement from FNB Corporation and shall continue for a period of five (5) years thereafter unless sooner terminated under the provisions of Section 13 hereof.

3. Duties of the Consultant. The Consultant shall, upon the request of the Corporation's Chief Executive Officer or his designee, perform the following duties:

     (a) participate in any due diligence analysis required in connection with a proposed merger, acquisition, branch purchase or sale, or similar corporate transaction involving the Corporation;

     (b)   counsel the Corporation on strategic planning matters;

     (c) assist the Corporation in promoting the stock of the Corporation with market makers, institutional investors, and other interested parties;
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     (d)   provide any other aid for which the Consultant may be reasonably expected to have the requisite knowledge and experience to assist the Corporation; and

     (e) help develop and retain business and promote the Corporation and its affiliates; and

     (f) perform such other assignments and projects as may, from time to time, be assigned to him by the Chief Executive Officer or his designee.

     (g) The parties agree that services to be rendered hereunder are to be as needed, and project-oriented, and provided on a schedule that is mutually agreeable. As a general rule, requests for services shall not involve extended periods of time. The Corporation shall not make unreasonable demands upon the Consultant's time and the Consultant shall not unreasonably limit his availability to perform the services requested by the Corporation.

           In the event services are requested which would involve a long-term or extended basis, the Consultant will be cooperative but shall provide such consulting services only on such terms as the parties may agree upon at the time before services are provided, which shall include the Corporation paying additional compensation for such extended services.

4. Compensation. For the Corporation's access to the Consultant's time, talent, and services the Corporation shall pay the Consultant compensation as follows:

The Corporation shall pay the Consultant an annual retainer of Six Thousand Dollars ($6, 000). The retainer shall accrue and be payable monthly in equal installments with the first installment being due and payable on the last day of the month immediately following his retirement and on the last day of each month thereafter for a period of five (5) years unless the contract is otherwise terminated as set forth in Paragraph 13, hereof. The First monthly installment of Five Hundred Dollars shall be due and payable on the 30th day of April, 2007 and a like sum on the last day of each month thereafter for a period ending on March 3l, 2012.

Should a Change in control occur prior to Consultants retirement from FNB Corporation then the Consultant shall be entitled to retain and exercise all benefits set forth in a certain Change of Control agreement heretofore entered into between FNB Corporation and Daniel A Becker dated April 1, 1999. The compensation provided for therein shall be substituted for the compensation to which the Consultant would otherwise be entitled to in year one of this agreement.

     (a) For each year the Agreement is in effect, the Corporation shall issue an IRS Form 1099 to the Consultant for all compensation paid to him under this Agreement. The Consultant shall be solely responsible for the payment of any and all taxes, which may be due on such sums.
     (b)   For the Consultant's agreement to refrain from assisting any
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           competitor of the Corporation as set forth in Paragraph 10 hereof the Corporation shall pay the Consultant a retainer of Eighteen Thousand ($18,000) a year. The forgoing sum shall be payable monthly in equal monthly installments with the first installment of One Thousand Five Hundred Dollars ($1500.00) being due and payable on the 30th day of April, 2007 and a like such sum on the last day of the month thereafter for a period of 5 years unless otherwise terminated as set forth in Paragraph 13, hereof.
     (c) It is expressly understood and agreed between the parties hereto that should the consultant's death occur during the term of this agreement then the consultant's estate shall be entitled to receive payment for the entire month in which the death occurs but all other benefits shall cease and any and all obligations of FNB Corporation and/or its subsidiaries under this agreement shall terminate.

           Should a Change in control occur prior to Consultants retirement from FNB Corporation then the Consultant shall be entitled to retain and exercise all benefits set forth in a certain Change of control agreement heretofore entered into between FNB Corporation and Daniel A. Becker dated April 1, 1999. The compensation provided for therein shall be substituted for the compensation to which the Consultant would otherwise be entitled to in year one of this agreement.

5. Relationship of the Parties. Nothing contained in this Agreement shall be construed to constitute the Consultant as an employee of the Corporation or any of its subsidiaries. Furthermore, neither party shall have the authority to bind each other in any respect beyond the express provisions of this Agreement. The Consultant shall retain the exclusive authority to manage the manner and means of his performance hereunder. During any period when the Corporation has not requested the Consultant to perform his duties under this Agreement, he shall be free to render his services, in such manner and to such persons, firms and corporation as he deems advisable, subject to the confidentiality and Noncompetition provisions hereof.

6. Corporation Property. Except as required to perform his duties under this Agreement or as otherwise required by law, Consultant understands and agrees that he will not copy, duplicate, use, access, or disseminate to third parties any Corporation property. Consultant also agrees to maintain and safeguard all Corporation property in his possession and to return to the Corporation all Corporation property, including copies of the same, in his possession, upon request by the Corporation. The term "property" herein includes, but is not limited to, documents, reports, files, memoranda and records, door and file keys, computer access codes, software, and all physical and personal property, whether of the Corporation or a customer of the Corporation, which Consultant has in his possession, or received, or helped to prepare in connection with his
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     previous employment with the Corporation or the provision of services under this Agreement.

7. Safeguarding Confidential Information. The Corporation may provide access to the Consultant to confidential and proprietary information (hereinafter "confidential information") in order that he may carry out his duties hereunder. The Consultant may also have had access to confidential information as a result of his previous employment with the Corporation. The Consultant understands and agrees that the following obligations apply to any confidential information of the Corporation which is in possession of the Consultant:

     (a) that any confidential information is the exclusive property of the Corporation and the Consultant acknowledges that he has no ownership interest or right of any kind to said information;

     (b) except as otherwise required by law, Consultant agrees that he will not, either directly or indirectly, use, access, disclose, or divulge to any unauthorized party (as defined below), for his own benefit or to the detriment of the Corporation, any confidential information; and

     (c) if Consultant believes that he is required by law or otherwise to reveal any confidential or proprietary information of the Corporation, he or his attorney will, except as otherwise prohibited by law, promptly contact the Corporation's CEO, at
           (540) 381-6041, prior to disclosing such information in order that the Corporation can take appropriate steps to safeguard the disclosure of such confidential and proprietary information.

     (d) For the purposes of this Section, the term confidential information includes, without limitation, the identity of or other facts relating to the Corporation, its customers and accounts, its marketing strategies, financial data, trade secrets, or any other information acquired by the Consultant as a result of his previous employment with the Corporation or under the terms of this Agreement, such that if such information were disclosed such disclosure could act to the prejudice of the Corporation. The term confidential information does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Corporation. The term "unauthorized party" means any firm, entity, or person (whether outsiders or employees of the Corporation) who is not specifically authorized by the Corporation to receive such confidential/proprietary information.

     (e) Nothing in this Section or Agreement should be construed, either expressly or by implication, as limiting the maximum protections which may be available to the Corporation under appropriate state and federal common law or statute concerning the obligations and duties of the Consultant to protect the Corporation's property and/or confidential and proprietary information, including, but not
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           limited to, under the Virginia Uniform Trade Secrets Acts.

8. Non-disparagement. Consultant agrees not to disparage the Corporation, its subsidiaries, officers, directors, employees, and representatives, including, but not limited to, comments about any of their products, services, business, or employment practices. The Corporation agrees that its directors and executive officers shall not disparage the Consultant; provided, however, nothing in this Section is intended to prohibit the Consultant or the Corporation from exercising those rights either may have to speak of or concerning each other under applicable state and federal law.

9. Cooperation in Proceedings. Consultant agrees to cooperate with the Corporation by being available, in person if necessary, when requested by the Corporation, including, but not limited to, for preparation and attendance and testifying, for including, but not limited to, conferences, depositions, trial/arbitration, or administrative law hearings in which the Consultant is or may be a witness. The Corporation shall reimburse the Consultant for all out of pocket expenses he may incur in connection with providing such services.

10.  Unfair Competition.  Consultant understands and agrees:

     (a) that during the term of this Agreement he will not, on his own behalf or in the service of or on behalf of others - including, but not limited to, as a consultant, independent contractor, owner, partner, joint venturer, or employee - act in any manner which is detrimental to be best interests of the Corporation; provided, however, nothing in this Section is intended to prohibit the Consultant from exercising those rights the Consultant may have under applicable state and federal law;

     (b) that for a period of two (2) years following the termination of this Agreement, however caused, he will not, on his own behalf or in the service of or on behalf of others - including, but not limited to, as a consultant, independent contractor, owner, partner, joint venturer, or employee - solicit, contact, attempt to divert, or appropriate any "customer or account" of the Corporation for the purpose of providing the same or similar services as provided by the Corporation. A "customer or account" is defined as any individual or entity who the Corporation was providing services for at the time of the termination of this Agreement and for the two (2) year period prior to that date;

     (c) that for a period of two (2) years following the termination of this Agreement, however caused, he will not, on his own behalf or in the service of or on behalf of others - including, but not limited to, as a consultant, independent contractor, owner, partner, joint venturer, or employee - and within 50 miles of any location where the Corporation has an office, work for or provide services to any competitor of the Corporation in the same or similar capacity as the Consultant worked for the Corporation; and
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     (d)   that for a period of two (2) years following the termination of this Agreement, however caused, he will not, on his own behalf or in the service of or on behalf of others - including, but not limited to, as a consultant, independent contractor, owner, partner, joint venturer, or employee - solicit, recruit, entice, or persuade any employee of the Corporation to leave the employment of the Corporation.

     (e) Consultant hereby acknowledges and agrees that the covenants contained above are supported by independent valuable consideration, contain reasonable limitations as to time and scope of activity prohibited, and do not impose a greater restraint than is necessary to protect the good will or other legitimate business interest of the Corporation.

11. Confidentiality. The parties understand and agree that this Agreement is confidential as set forth herein:

     (a) Unless required by law or ordered to do so by a court or agency of competent jurisdiction, Consultant shall not, without the written consent of the Corporation's CEO or Chairman, communicate, display, or otherwise reveal the existence or the contents of this Agreement except to his spouse, attorney, the Internal Revenue Service, as necessary, and tax or financial advisors and auditors, as necessary. Prior to any such disclosure, the Consultant will disclose the confidential nature of the Agreement and will seek assurance from the recipient that he/she will not divulge the existence or contents of this Agreement. Consultant further agrees that, if he believes that he is required by law or otherwise to reveal any information concerning the existence or particulars of this Agreement, he or his attorney will, except as otherwise prohibited by law, promptly contact the Corporation's CEO, at
           (540) 382-6041, prior to disclosing any information concerning this Agreement in order that the Corporation may take appropriate steps to maintain the confidential nature of this Agreement.

     (b) The Corporation may divulge the existence or contents of this Agreement as is required or allowed by law or as the Corporation, in its sole discretion, deems necessary for legitimate business purposes.

12. Breach/Remedies. Consultant acknowledges and agrees that the breach of this Agreement, or any portion thereof, may result in irreparable harm to the Corporation, the monetary value of which could be difficult to establish. Consultant therefore agrees and consents that the Corporation shall be entitled to injunctive relief or such other equitable relief as is necessary to prevent a breach by Consultant of any of the covenants or provisions contained in this Agreement.

     In the event of a breach by the Consultant of the covenants contained in Sections 7 and 10 above, the Consultant consents and agrees that the
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     period of any injunction will correspond to the time restrictions set forth in Section 10 above and that the restriction period will start to commence from the date of entry of an order granting such injunction by a court of competent jurisdiction.

     Nothing contained in this Section shall be construed as prohibiting either party from pursuing any legal remedies available to each for such breach of this Agreement, including the recovery of damages from the defaulting party. In addition to all other remedies, the parties agree that in the event one party is found to be in breach of this Agreement, then the non-defaulting party shall be entitled to a monetary award against the breaching party in an amount equal to any and all legal expenses incurred, including reasonable attorney's fees.

13. Termination. This Agreement may only be terminated by the Corporation if the following conditions are found to exist:

     (a) immediately, if the Consultant is found guilty of a crime involving moral turpitude;

     (b) immediately, if the Consultant is determined by a bank regulator to be either temporarily or permanently disqualified from working in the business of banking;

     (c)   immediately, if the Consultant dies; or

     (d) if the Consultant persists in a knowing and willful breach of this Agreement after first receiving written notice from the Corporation describing the exact grounds upon which the Corporation believes a breach has occurred, and therein providing the Consultant 30 days within which to cure the breach. If the breach is not cured within the 30 day period, the Agreement shall terminate on the 31st day after notice is provided.

     Any termination of this Agreement will not effect Sections 6, 7, 8, 9, 10, and 11 above, which the parties agree will survive the termination of this Agreement irrespective of the existence of any claim or cause of action by the Consultant against the Corporation, whether predicated on this Agreement or otherwise.

14. Assignment or Delegation of Duties. The Consultant may not assign his interest or delegate his duties hereunder without the express written consent of the Corporation.

15. Stockholder Rights. The Consultant is currently a shareholder in the common stock of the Corporation. Nothing in this Agreement is intended, nor shall it be construed to affect the Consultant's rights as a shareholder of the common stock of the Corporation, or to restrict the Consultant's right to acquire the rights to stock in any other Corporation that provides financial services, even if this other Corporation competes with the Corporation.

16.  Miscellaneous.

     (a) This Agreement shall bind the Corporation and the Consultant, and their respective successors and assigns.

     (b) This Agreement contains the entire agreement of the parties concerning the subject matter described herein and may not be modified except in writing signed by the party against whom enforcement of any waiver, change, extension, modification, or discharge is sought.

     (c) The waiver by either party of a breach or a violation of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach hereof.

     (d) Any notice required or permitted to be given hereunder will be sufficient if furnished in writing, postage prepaid, to the following addresses:

                                     To FNB Corporation:

                                     President and CEO
                                     FNB Corporation
                                     PO Box 600
                                     Christiansburg, VA 24068-0600

                                     To Daniel A. Becker

                                     Daniel A. Becker
                                     155 Robin Road
                                     Christiansburg, Va. 24073

     (e) The parties agree that this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia notwithstanding its choice of laws provisions. The parties consent to the personal jurisdiction of the federal and/or state courts serving the Commonwealth of Virginia and waive any defenses of forum non-conveniens. The parties agree that any and all initial judicial actions instituted under this Agreement shall only be brought in the United States District Court for the Western District of Virginia, Roanoke Division or the appropriate state court in the Circuit Court of Montgomery County, Virginia regardless of the place of residence of the Consultant at the time of such action.

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     (f)   Each section and sub-section of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any such section or sub-section of this Agreement shall be adjudged to be invalid under applicable law, the remainder of the Agreement is severable and shall continue in full force and effect. Should a court of competent jurisdiction declare any of the provisions of Section 10 invalid or unenforceable, the parties acknowledge and agree that the court may revise or reconstruct such invalid or unenforceable provisions to better effectuate the parties' intent to reasonably restrict the activity of the Consultant to the greatest extent afforded by law and needed to protect the business interests of the Corporation.

     (g) The language used in this Agreement is not to be construed in favor or against any party solely because such party or their counsel may have drafted the Agreement. Consultant warrants and represents that he is under no contractual, judicial, or other restraint, which impairs his right or legal ability to enter into this Agreement and to carry out his duties and responsibilities hereunder.

     (h) This agreement shall survive any Change in Control which might occur during the term of this agreement and all rights and benefits as well as all duties and obligations hereunder shall remain in full force and effect and fully binding upon all successors, heirs or assigns.

     (i) Agreement may be executed in one or more counterparts, and each counterpart shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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WITNESS the following signatures:

                                                 /s/Daniel A. Becker
                                                    Daniel A Becker

                                                    March 30, 2007
                                                         Date
Witness:

 /s/Nicole L. Wagner
    Nicole L. Wagner

    March 30, 2007
         Date

                                                    FNB Corporation, by:

                                                 /s/William P. Heath, Jr.
                                                    William P. Heath, Jr.
                                                    Chief Executive Officer

                                                    March 30, 2007
                                                         Date
Witness:

 /s/Nicole L. Wagner
    Nicole L. Wagner

    March 30, 2007
         Date
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